Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Report

Results for Second Quarter and Six Months Ended June 30, 2012

MORGAN HILL, Calif., Aug. 14, 2012 /PRNewswire/ — The Coast Distribution System, Inc. (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today reported financial results for the second quarter and six months ended June 30, 2012.

Coast reported net income of $0.5 million, or $0.11 per diluted share, for the second quarter of 2012, compared to net income of $1.0 million, or $0.21 per diluted share, in the same quarter of 2011. For the six months ended June 30, 2012, Coast recorded a net loss of $800,000, or ($0.18) per diluted share, compared with a net loss of $59,000, or ($0.01) per diluted share, for the same six months of 2011. The decline in net income in this year’s second quarter and the increase in the net loss for the first six months of 2012 were primarily attributable to declines in gross profits, which more than offset modest increases in net sales, in each of those periods.

Net sales for this year’s second quarter increased by 2.7%, to $34.1 million, compared to net sales of $33.2 million in the second quarter of 2011. In the six months ended June 30, 2012, net sales increased by 0.8%, to $58.4 million, from $57.9 million in the same six-month period of 2011. Those increases were primarily the result of increased sales of the Company’s Powerhouse® generators to large retailers outside the RV and boating channels, which more than offset the effects on sales of RV and boating products of continued consumer uncertainty regarding the economic recovery.

Gross profits fell by $0.7 million, to $5.6 million, resulting in a decrease in gross margin to 16.4%, in the second quarter of 2012, from 19.0% in the same quarter of 2011. In the six months ended June 30, 2012, gross profits fell by $1.2 million, to $9.0 million, resulting in a decline in gross margin to 15.5% from 17.6% in the same six months of 2011. These decreases were the result of price reductions on selected products that Coast implemented in response to aggressive price competition in the market, as well as a weakening of the Canadian dollar, as compared to the U.S. dollar, which increased costs for the Company’s Canadian subsidiary of purchasing products from U.S. suppliers. The Company expects that the price increases it began implementing in July 2012 will contribute to improvement in gross margins in the second half of 2012.

Selling, general and administrative (SG&A) expenses increased in this year’s second quarter by $194,000, or 4.2%, to $4.8 million, compared to $4.6 million in the same quarter in 2011, primarily due to increased marketing and promotional costs for the Company’s proprietary products. Coast has focused on the growth of its proprietary products as a key strategic initiative to enhance long-term growth in sales and profitability.

In the six months ended June 30, 2012, SG&A expenses declined by $79,000, or 0.8%, and as a percentage of net sales to 16.8% from 17.0%, compared to the same six-month period of 2011, primarily due to modest decreases in promotional costs and rent expense in the first quarter of the current year as compared to the first quarter of 2011.

On the balance sheet, accounts receivable decreased $2.4 million, to $13.3 million at June 30, 2012 from $15.7 million at June 30, 2011. Inventories at June 30, 2012 were $31.3 million, an increase of $1.9 million compared with $29.3 million at June 30, 2011. The increase in inventory levels from the prior year was a result of Coast’s efforts to increase sales and market share of the Company’s proprietary products.

“Although we posted modest top-line growth for the second quarter, ongoing consumer uncertainty about economic recovery and high unemployment continued to unfavorably affect our results,” said Coast’s Chief Executive Officer Jim Musbach. “Despite these challenges, we see reasons for optimism as we pursue our long-term strategic plan. We have made solid progress in 2012 in our sales of generators to large mass merchandisers, a new distribution channel for us. In addition, our sales to our traditional RV customers are slowly showing signs of recovery, which resulted in solid sales gains in July. As we enter the second half of the year, we continue to be optimistic about sales growth, given

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positive order momentum in our proprietary products where we plan to tap into existing distribution channels in addition to exploring new opportunities.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 10,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE Amex under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time. Those risks and uncertainties include the possible occurrence of the following conditions or circumstances which could cause declines in our sales and operating results: Declines in discretionary income and loss of confidence among consumers regarding economic conditions, a tightening in the availability of and increases in the cost of consumer credit, increases in the costs of and shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and boats and, therefore, their need for and willingness to purchase the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV and boating dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs and boats by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; further increases in price competition within our markets that could further reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks to which our business is subject, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the Securities and Exchange Commission on March 30, 2012, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2011 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the NYSE MKT.

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THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$34,115	$33,218	$58,363	$57,915
Cost of sales, including distribution costs	28,506	26,916	49,345	47,715

Gross profit	5,609	6,302	9,018	10,200
Selling, general and administrative expenses	4,787	4,593	9,776	9,855

Operating income (loss)	822	1,709	(758)	345
Other (income) expense
Interest	149	165	288	299
Other	20	75	11	102

	169	240	299	401

Earnings (loss) before income taxes	653	1,469	(1,057)	(56)
Income tax provision (benefit)	149	489	(216)	3

Net earnings (loss)	$504	$980	$(841)	$(59)

Basic earnings (loss) per share	$0.11	$0.22	$(0.18)	$(0.01)

Diluted earnings (loss) per share	$0.11	$0.21	$(0.18)	$(0.01)

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	June 30,	June 30,
	2012	2011
ASSETS
Cash	$3,238	$2,780
Accounts receivable, net	13,273	15,679
Inventories, net	31,259	29,343
Other current assets	2,469	2,258

Total Current Assets	50,239	50,060
Property, Plant & Equipment, net	1,266	1,563
Other Assets	2,803	2,629

Total Assets	$54,308	$54,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$6,848	$6,427
Accrued liabilities	3,413	3,456

Total Current Liabilities	10,261	9,883
Long-Term Debt	14,394	12,722
Total Stockholders’ Equity	29,653	31,647

Total Liabilities and Stockholder’s Equity	$54,308	$54,252